Exhibit 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON LOS ANGELES NEWPORT BEACH	Times Square Tower 7 Times Square New York, New York 10036 TELEPHONE (212) 326-2000 FACSIMILE (212) 326-2061 www.omm.com	SAN FRANCISCO SHANGHAI SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

March 19, 2012

Rexnord Corporation

4701 West Greenfield Avenue

Milwaukee, WI 53214

Re:	Rexnord Corporation
Registration Statement on Form S-1
File No. 333-174504

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (File No. 333-174504) of Rexnord Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on May 26, 2011, and as amended by Amendment No. 1 filed with the Commission on July 8, 2011, Amendment No. 2 filed with the Commission on August 15, 2011, Amendment No. 3 filed with the Commission on November 22, 2011, Amendment No. 4 filed with the Commission on February 22, 2012, Amendment No. 5 filed with the Commission on March 13, 2012 and Amendment No. 6 filed with the Commission on March 19, 2012 (collectively, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of up to 27,236,842 of the Company’s shares of common stock, par value $0.01 per share (the “Securities”).

We have acted as counsel to the Company in connection with the above. In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, and subject to certain proposed additional proceedings being taken as contemplated by the Registration Statement prior to the issuance and sale of the Securities being offered by the Company, we are of the opinion that the Securities will be duly authorized by all necessary action on the part of the Company and, upon payment for and delivery of the Securities as contemplated by the Registration Statement, and the book-entry of the Securities by the transfer agent for the Company’s common stock in the name of The Depository Trust Company or its nominee, the Securities will be validly issued, fully paid and non-assessable.

The law covered by this opinion letter is limited to the present federal law of the United States, the present law of the State of New York and the current Delaware General Corporation Law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP